Exhibit 99.1
C4 Therapeutics Reports Second Quarter 2022 Financial Results and Recent Business Highlights

–	CFT7455, a Novel IKZF1/3 Degrader, Advancing Through Dose Escalation Portion of Phase 1/2 Clinical Trial –

–	Phase 1/2 Clinical Trial for CFT8634, a BRD9 Degrader, Enrolling Patients and Progressing Through Phase 1 Dose Escalation –

–	Investigational New Drug (IND) Application for CFT1946, a BRAF V600X Degrader, On-Track for Submission in 2H 2022 –

–	Appointed Two Experienced Biopharmaceutical Leaders to Board of Directors to Further Evolve Corporate Governance and Prepare for Next Phase of Growth –

–	Cash, Cash Equivalents and Marketable Securities Total $397.8 million as of June 30, 2022; Expected to Provide Runway to End of 2024 –

WATERTOWN, Mass., August 4, 2022 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science to develop a new generation of small-molecule medicines and transform how disease is treated, today reported financial results for the second quarter ended June 30, 2022, as well as recent business highlights.
"We have seen continued progress across our portfolio and governance initiatives that help us advance targeted protein degrader medicines towards patients,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “In the second quarter, we successfully initiated our Phase 1/2 clinical trial of CFT8634 in synovial sarcoma and SMARCB1-null solid tumors and continued to enroll patients in the dose escalation portion of our ongoing Phase 1/2 clinical trial of CFT7455 in multiple myeloma (MM) and non-Hodgkin’s lymphomas (NHL). As we prepare to submit the IND for CFT1946, a BRAF V600X degrader, in the second half of the year, our strong balance sheet allows us to execute on our clinical programs and further advance our research platform to develop the next wave of degrader medicines.”
SECOND QUARTER 2022 AND RECENT HIGHLIGHTS
CFT7455: CFT7455 is a novel degrader candidate targeting IKZF1/3 for the treatment of MM and NHL, including peripheral T-cell lymphoma and mantle cell lymphoma.
•Advanced Enrollment in Phase 1/2 Clinical Trial: C4T progressed the Phase 1/2 clinical trial of CFT7455 by enrolling patients in Cohort B1, exploring CFT7455 as a monotherapy for relapsed or refractory MM, and Cohort C, exploring CFT7455 as a monotherapy for NHL.
CFT8634: CFT8634 is a degrader candidate targeting BRD9 for the treatment of synovial sarcoma and SMARCB1-null solid tumors.
•Dosed First Patient in Phase 1/2 Clinical Trial: In May 2022, C4T dosed the first patient in the Phase 1/2 clinical trial of CFT8634. The trial continues to progress, with sites open and enrolling patients in Cohort A, the Phase 1 dose escalation arm, to evaluate CFT8634 as an oral, single-agent therapy for patients with synovial sarcoma or SMARCB1-null solid tumors.

Corporate
•Appointed Dr. Laura Bessen and Dr. Donna Grogan to Board of Directors: In August 2022, C4T appointed Dr. Laura Bessen and Dr. Donna Grogan to its board of directors. Dr. Bessen has more than two decades of experience across medical affairs and clinical development in support of successful product launches. Dr. Grogan is an accomplished drug development and regulatory strategy leader with more than 25 years of experience in developing novel therapeutics.
KEY UPCOMING MILESTONES
The company anticipates the following milestones:
•CFT7455: Continue to enroll Cohorts B1 and C; data from these efforts will inform the identification of a recommended Phase 2 dose(s) and schedule(s) for single agent CFT7455 in MM and NHL.
•CFT8634: Continue to enroll patients in the Phase 1/2 trial throughout 2022. Data from these efforts will inform the identification of a recommended Phase 2 dose for synovial sarcoma and SMARCB1-null solid tumors.
•CFT1946: Submit an IND application and initiate a Phase 1 trial of CFT1946 in BRAF V600X-driven cancers including melanoma, colorectal and non-small cell lung cancer in 2H 2022.
•CFT8919: Complete IND-enabling activities for CFT8919, a potent and selective degrader of EGFR L858R for the treatment of non-small cell lung cancer, by year-end 2022.
UPCOMING EVENTS

Research & Development Presentations to Highlight MonoDACTM Degrader Platform and Library: C4T has been accepted to present at Discovery on Target, to be held October 17-20, 2022, and the 5th Annual Targeted Protein Degradation Summit, to be held October 25-28, 2022. These presentations will include research highlighting how C4T’s platform has been built to enable rational and efficient discovery of MonoDAC degraders through the design and evolution of a diverse chemical library combined with various screening approaches.

Investor Conference: C4T management is scheduled to participate in the Wells Fargo Healthcare Conference to be held September 7-8, 2022.

SECOND QUARTER 2022 FINANCIAL RESULTS
Revenue: Total revenue for the second quarter of 2022 was $13.8 million, compared to $9.8 million for the second quarter of 2021. Total revenue reflects revenue recognized under collaboration agreements with Roche, Biogen and Calico. The increase in revenue was primarily due to additional progress made on our targets under the Biogen collaboration agreement, offset by the decrease in reimbursement for full-time employees recognized under our collaboration agreement with Calico.
Research and Development (R&D) Expense: R&D expense for the second quarter of 2022 was $31.3 million, compared to $23.3 million for the second quarter of 2021. The increase in R&D expense was primarily attributable to increased personnel expenses including increases in stock compensation expenses, facility costs from additional leased space, and clinical expenses as a result of the ongoing Phase 1/2 clinical trial of CFT7455 and commencement of the CFT8634 Phase 1/2 trial.
General and Administrative (G&A) Expense: G&A expense for the second quarter of 2022 was $9.9 million, compared to $8.6 million for the second quarter of 2021. The increase in G&A expense was primarily attributable to increased personnel expenses, including an increase in stock compensation expense.

Net Loss and Net Loss per Share: Net loss for the second quarter of 2022 was $27.4 million, compared to $22.6 million for the second quarter of 2021. Net loss per share for the second quarter of 2022 was $0.56, compared to $0.51 for the second quarter of 2021.
Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of June 30, 2022, were $397.8 million, compared to $451.5 million as of December 31, 2021. The decrease in cash was primarily driven by expenditures to fund operations. C4T expects that its cash, cash equivalents and marketable securities as of June 30, 2022, together with future payments expected to be received under existing collaboration agreements, will be sufficient to fund planned operating expenses and capital expenditures to the end of 2024.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines that harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. C4T is advancing multiple targeted oncology programs to the clinic and expanding its research platform to deliver the next wave of medicines for difficult-to-treat diseases. For more information, please visit www.c4therapeutics.com.
About CFT7455
CFT7455 is an orally bioavailable MonoDAC™ degrader designed to be highly potent and selective against its intended targets of Ikaros (IKZF1) and Aiolos (IKZF3). CFT7455 binds with high affinity to the E3 ligase adapter protein, cereblon, to target and degrade IKZF1/3 for the treatment of multiple myeloma and non-Hodgkin's lymphomas, including peripheral T cell lymphoma and mantle cell lymphoma. In early clinical data, CFT7455 demonstrated deep and durable degradation of IKZF1/3. C4T is actively enrolling patients in its ongoing Phase 1/2 clinical trial of CFT7455. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT04756726).
About CFT8634
CFT8634 is a BiDAC™ degrader targeting BRD9 for the treatment of cancers that are dependent on BRD9, including synovial sarcoma and SMARCB1-null cancers. BRD9 has been considered an “undruggable” target due to the inability of bromodomain inhibitors to effectively treat these cancers. Unlike BRD9 inhibition, BRD9 degradation has been shown to be efficacious in pre-clinical models of synovial sarcoma. By leveraging C4T’s TORPEDO® platform, C4T developed CFT8634, an orally bioavailable, selective degrader of BRD9. C4T is actively enrolling patients in its ongoing Phase 1/2 clinical trial of CFT8634. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT05355753).
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable degraders; the potential timing, design and advancement of our pre-clinical studies and clinical trials, including the potential timing for regulatory authorization related to clinical trials; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our pre-clinical studies or clinical trials in any future studies or trials; and regulatory developments in the United States and foreign countries. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of pre-clinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of pre-clinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.
Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30, 2022	December 31, 2021
Cash, cash equivalents and marketable securities	397,837	451,479
Total assets	492,475	506,765
Deferred revenue	40,161	56,168
Long-term debt - related party	11,122	10,768
Total stockholders' equity	344,593	389,606

Condensed Consolidated Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,
	2022	2021
Revenue from collaboration agreements	$13,834	$9,781
Operating expenses:
Research and development	31,323	23,286
General and administrative	9,895	8,611
Total operating expenses	41,218	31,897
Loss from operations	(27,384)	(22,116)
Other (expense) income, net:
Interest expense and amortization of long-term debt − related party	(534)	(533)
Interest and other income, net	506	69
Total other income (expense), net	(28)	(464)
Net loss	$(27,412)	$(22,580)
Net loss per share attributable to common stockholders − basic and diluted	(0.56)	(0.51)
Weighted-average number of shares used in computed net loss per share − basic and diluted	48,823,698	43,855,420

Investor Contact:
Kendra Adams
SVP, Communications & Investor Relations
Kendra.Adams@c4therapeutics.com

Media Contact:
Loraine Spreen
Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com